FOR IMMEDIATE RELEASE

EXHIBIT 99.1

FIRST ALBANY REPORTS FINANCIAL RESULTS AND PROGRESS FOR 2004

ALBANY, NEW YORK, February 7, 2005 – First Albany Companies Inc. (NASDAQ: FACT) today reported its financial results for the fourth quarter and year ended December 31, 2004, and will hold a conference call today at 11:00 AM, EST (see dial-in information below).

Overview of Quarterly and Annual Results

First Albany’s 2004 fourth quarter net revenues from continuing operations were $56.3 million, compared to $54.7 million for the same period in 2003. The Company reported consolidated net income from continuing operations of $2.6 million for the fourth quarter, compared to $3.6 million for the same period in 2003.  Profitability for the fourth quarter was negatively impacted by $0.8 million in unusual items, net of tax, including costs related to the Company’s announced restructuring plan, the relocation of its Albany office, and costs related to documenting compliance with Section 404 of Sarbanes-Oxley. Fourth quarter 2004 net income per diluted share from continuing operations was $0.19 compared to $0.28 per diluted share in the fourth quarter of 2003. Consolidated net income was $2.0 million for the quarter compared with $3.0 million for the same period in 2003. Diluted earnings per share on a consolidated basis for the fourth quarter of 2004 were $0.15 per share compared with $0.24 in the fourth quarter of 2003.

For the twelve months ended December 31, 2004, net revenues from continuing operations for the Company were $175.7 million, compared to $189.9 million for 2003.  The Company reported a net loss from continuing operations of $1.9 million for 2004 compared to net income of $11.7 million for 2003.  Results for the twelve months were negatively impacted by a drop of $13.5 million in investment gains, $4.5 million in unusual items, net of tax, including litigation expenses, restructuring charges, an asset impairment, and costs related to documenting compliance with Section 404 of Sarbanes-Oxley. Earnings per diluted share from continuing operations for the twelve months ended December 31, 2004 were a net loss of $0.15 compared to $0.99 per diluted share for 2003.  The Company reported a consolidated net loss of $3.6 million for the twelve months ended December 31, 2004, compared to consolidated net income of $10.6 million for 2003. Consolidated earnings per share for the twelve months ended December 31, 2004, were a net loss of $0.29 compared with net income of $0.89 for 2003.

“During 2004, our Equity Capital Markets group had a strong year and Investment Banking had an outstanding performance, the direct result of our efforts to grow the Equities business,” said Alan Goldberg, President and Chief Executive of First Albany Companies Inc. “This was offset by the negative market environment and results for fixed income.  We responded by taking even more aggressive steps throughout the year to restructure our business units and management, cut costs, and further strengthen our core business lines.  For 2005, we see continued strength in Investment Banking and modest growth in our Fixed Income businesses, particularly in high yield and mortgage-backed securities.  We will also continue our strong emphasis on cost containment."

Operational Highlights

Equities

•

Equity Capital Markets net revenue was $18.7 million for the 2004 fourth quarter, compared to $17.5 million for the same period in 2003, with continued strength in investment banking the primary reason for the improvement. For the twelve months ended December 31, 2004, Equity Capital Markets’ net revenue of $76.0 million represented a 45 percent increase compared to the same period in 2003.

o

Investment Banking net revenue was up 36 percent for the 2004 fourth quarter compared to the same period in 2003.  During the 2004 fourth quarter the Company completed fifteen transactions.  For the twelve months ended December 31, 2004 investment banking net revenue increased 140 percent, or $15.2 million compared to the same period in 2003.  In 2004, the Company completed a total of 45 transactions compared to 27 transactions in 2003. In 2004 the Company acted as a lead or co-lead manager on four offerings, a co-manager on 24 offerings, an advisor on six transactions and a placement agent on 11 private placements.

o

Sales and Trading net revenue was down 10 percent for the 2004 fourth quarter compared to the same period in 2003, with a nine percent drop in NASDAQ net revenue and an 11 percent drop in Listed net revenue. For the year ended December 31, 2004, Sales and Trading net revenue increased 21 percent over 2003, composed of a NASDAQ net revenue increase of 21 percent and a Listed net revenue increase of 22 percent over 2003.

Fixed Income

•

Fixed Income net revenue was $24.0 million for the 2004 fourth quarter, compared with $26.7 million for the same period in 2003. The decline in revenue was the result of a year-over-year drop in high grade corporate bond commissions and lower municipal sales and trading revenue. For the twelve months ended December 31, 2004, total fixed income net revenue was $86.0 million compared to $109.1 million in 2003.

o

High grade corporate bond net revenue was down 31 percent for the 2004 fourth quarter, compared to same period in 2003.  High grade net revenue declined 49 percent for the year-ended December 31, 2004, compared to 2003.

o

Mortgage-backed net revenue increased 113 percent for the 2004 fourth quarter compared to the same period in 2003, primarily as a result of the acquisition of Descap Securities.  For the twelve months ended December 31, 2004, mortgage-backed net revenue was up 105 percent compared to 2003.

o

High yield corporate bond net revenue fell 12 percent  for the 2004 fourth quarter  compared to the same period in 2003 but increased 86 percent compared to the third quarter of 2004, as a result of an expanded high yield effort including the opening of a Greenwich, CT office.  For the year ended December 31, 2004, high yield net revenue was unchanged compared to 2003.

o

Municipal sales and trading revenue was down 28 percent for the 2004 fourth quarter compared to the same period in 2003.  The decline in net revenue was driven by a decline in principal transaction revenue.  For the twelve months ended December 31, 2004, municipal sales and trading revenue decreased 20 percent compared to 2003.

o

Public finance revenue decreased one percent in the 2004 fourth quarter compared to the same period in 2003.  For the year ended December 31, 2004, public finance revenue declined 23 percent compared to the same period in 2003.

Other

•

Other net revenue increased 29 percent for the 2004 fourth quarter compared to the same period in 2003, primarily as a result of an increase in the market value of the Company’s Investment portfolio.

•

For the fourth quarter 2004, the Company recorded a $1.3 million write-off related to a portfolio company investment at FATV.

•

In December 2004, the firm liquidated its position in Meta Group Inc.

•

The Company relocated its Albany, NY office in December 2004.

•

On February 2, 2005 the Company sold its asset management operations in Albany, NY to Johnson Illington Advisors, a wholly owned subsidiary of Illington Fund Management.

Shareholders’ Equity

Shareholders’ equity as of December 31, 2004 was $86.1 million compared to $81.8 million at September 30, 2004.  Book value per share as of December 31, 2004 was $6.45 compared to $6.21 as of September 30, 2004.

Dividend

The Board of Directors of First Albany has declared a cash dividend of five cents per share for the fourth quarter ended December 31, 2004, which will be payable on March 10, 2005 to shareholders of record on February 24, 2005.

Conference Call Information

First Albany Companies will hold a conference call today, Monday, February 7, 2005, at 11:00 A.M. (EST).

This call will be Webcast and can be accessed on the Investor Relations portion of the First Albany Companies Web site at www.firstalbany.com, as well as on all sites within CCBN's Investor Distribution Network. To participate on the call, please dial 800.362.0571 and request the First Albany earnings call. A recording of the call will be available for seven days by dialing 800.283.4783.

About First Albany

Founded in 1953, First Albany is a leading institutionally focused independent investment bank that serves the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products through its Equities division, Fixed Income division and Venture Capital division, FA Technology Ventures Inc.  First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.

###

This press release contains "forward-looking statements,” which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

###

FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven R. Jenkins (Investors)

Chief Financial Officer

First Albany Companies

518.447.8500

Al Bellenchia (Media)

Fleishman Hillard

212.453.2256

Ben Tanner (Media)

Fleishman Hillard

212.453.2301

FOR IMMEDIATE RELEASE

FIRST ALBANY REPORTS FINANCIAL RESULTS AND PROGRESS FOR 2004, continued

	Three Months Ending December 31,			Twelve Months Ending December 31,
	2004	2003	% Change	2004	2003	% Change
(Dollars in Thousands)
Net Revenues:

Equities	18,697	17,526	7%	76,039	52,274	45%
Fixed Income	24,086	26,703	-10%	86,002	109,134	-21%
Other	13,523	10,458	29%	13,633	28,533	-52%

Total	56,306	54,687	3%	175,674	189,941	-8%

Pre-Tax Operating Income:

Equities	297	(124)	340%	4,234	(590)	818%
Fixed Income	4,047	6,250	-35%	13,948	25,924	-46%
Other	(426)	(11)	n/m	(26,932)	(5,818)	n/m

Total	3,918	6,115	-36%	(8,750)	19,516	-145%

Pre-Tax Operating Margin	7%	11%		-5%	10%

Capital Markets (Fixed Income & Equities)
	Three Months Ending December 31,			Twelve Months Ending December 31,
	2004	2003	% Change	2004	2003	% Change
(Dollars in Thousands)
Net Revenues:

Institutional Sales & Trading
Equities	10,081	11,155	-10%	49,840	41,056	21%
Fixed Income	16,756	19,862	-16%	65,338	83,909	-22%

Total Institutional Sales & Trading	26,837	31,017	-13%	115,178	124,965	-8%

Investment Banking
Equities	8,554	6,269	36%	25,948	10,798	140%
Fixed Income	6,413	6,448	-1%	17,839	23,206	-23%

Total Investment Banking	14,967	12,717	18%	43,787	34,004	29%

Net Interest Income	909	503	81%	2,764	1,959	41%
Other Income	70	(8)	n/m	312	480	n/m

Total Net Revenues	42,783	44,229	-3%	162,041	161,408	0%

Note: Does not include Discontinued Operations

FOR IMMEDIATE RELEASE

FIRST ALBANY REPORTS FINANCIAL RESULTS AND PROGRESS FOR 2004, continued

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands of dollars except for per share amounts and shares outstanding)	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues:
Commissions	$3,871	$4,541	$19,992	$16,946
Principal transactions	24,112	26,108	93,976	107,529
Investment banking	13,904	13,132	45,059	34,730
Investment gains	12,410	9,481	10,070	23,597
Interest	3,500	1,736	10,395	6,682
Fees and other	552	587	2,345	3,785
Total revenues	58,349	55,585	181,837	193,269
Interest expense	2,043	898	6,163	3,328
Net revenues	56,306	54,687	175,674	189,941
Expenses (excluding interest):
Compensation and benefits	39,505	37,231	131,421	126,547
Clearing, settlement and brokerage costs	1,456	1,326	5,687	5,088
Communications and data processing	3,429	3,583	14,797	14,147
Occupancy and depreciation	2,615	2,306	9,597	9,072
Selling	2,067	2,243	7,739	7,261
Impairment loss	-	-	1,375	-
Restructuring	525	-	1,275	-
Other	2,791	1,883	12,533	8,310
Total expenses (excluding interest)	52,388	48,572	184,424	170,425
Income before income taxes	3,918	6,115	(8,750)	19,516
Income tax expense (benefit)	1,322	2,533	(6,866)	7,833
Income (loss) from continuing operations	2,596	3,582	(1,884)	11,683
Income from discontinued operations, net of taxes	(555)	(549)	(1,703)	(1,122)
Net income	$2,041	$3,033	$(3,587)	$10,561
Per share data:
Basic earnings:
Continuing operations	$0.19	$0.33	$(0.15)	$1.11
Discontinued operations	(0.04)	(0.05)	(0.14)	(0.11)
Cumulative effect of accounting change	-	-	-	-
Net income	$0.15	$0.28	$(0.29)	$1.00
Diluted earnings:
Continued operations	$0.19	$0.28	$(0.15)	$0.99
Discontinued operations	(0.04)	(0.04)	(0.14)	(0.10)
Cumulative effect of accounting change	-	-	-	-
Net income	$0.15	$0.24	$(0.29)	$0.89
Weighted average common and common equivalent shares outstanding:
Basic	13,286,484	10,874,957	12,528,136	10,547,676
Dilutive	14,069,743	12,791,937	13,621,366*	11,856,843

* Amount includes 1,093,230 common equivalent shares that were excluded from the computation of dilutive earnings per share because they were anti-dilutive.